EXHIBIT 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a description of One Liberty Properties, Inc.’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2020, and certain provisions of the Maryland General Corporation Law (the “MGCL”), our Articles of Amendment and Restatement (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”).  Copies of our Charter and Bylaws are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020.

As used herein, the terms “Company,” “we,” “our” and “us” refer to One Liberty Properties, Inc., a Maryland corporation.

General

Our Charter provides that we may issue up to 62,500,000 shares of stock, consisting of 50,000,000 shares of common stock, par value $1.00 per share, and 12,500,000 shares of preferred stock, par value $1.00 per share. We refer to our common stock and preferred stock collectively as our “capital stock.”

Common Stock

Subject to the preferential rights of any other class or series of capital stock, holders of shares of our common stock are entitled to receive distributions on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities.

Subject to the preferential rights of any other class or series of capital stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of common stock have no right to cumulative voting in the election of directors. Under the Charter and the Bylaws, each of our directors is elected by a majority of the votes cast by the holders of our common stock in the election of such director, except in a contested election. Pursuant to our corporate governance guidelines, any nominee for election as a director who is an incumbent director but who is not elected by the vote required by the Bylaws, and with respect to whom no successor has been elected, must promptly tender his or her offer to resign to our board of directors for its consideration. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of our board of directors will consider such offer and recommend to our board of directors whether to accept the offer to resign. No later than the next regularly scheduled board meeting to be held at least ten days after the date of the election, our board of directors will decide whether to accept the offer to resign. Our board of directors will promptly and publicly disclose its decision. The nominee may address the Nominating Committee and/or our board of directors but may not be present during deliberations or voting on whether to accept the nominee’s offer to resign. If the offer to resign is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal. The Nominating Committee and our board of directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. An election is considered contested if, as of the date of the proxy statement for the meeting of stockholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected.

Holders of shares of common stock have no preference, conversion, sinking fund, redemption, exchange, or preemptive rights to subscribe for any of our securities.

Our Charter authorizes our board of directors to take such action, in addition to the other provisions contained therein, as it deems necessary or advisable, to protect us and the interests of our stockholders by preserving our status as a REIT, including the right to redeem shares of our stock to bring the ownership of our stock into conformity with the requirements for us to qualify as a REIT. Our Charter authorizes our board of directors to refuse or prevent a transfer of shares of our capital stock to any person whose acquisition of such shares would, in the opinion of our board of directors, result in our disqualification as a REIT. In addition, any transfer of our capital stock that, if effective, would result in (i) a stockholder owning shares in excess of the ownership limit set forth in our Charter (as described under “Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer”), (ii) our shares of capital stock being owned by less than 100 persons or (iii) our company being “closely held” shall be void from the date of the purported transfer.

Pursuant to the MGCL, a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another business entity, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, approves such action, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides for approval of any such action by a majority of the votes entitled to be cast in the matter.

Preferred Stock

Our Charter grants authority to our board of directors to authorize from time to time the issue, in one or more classes or series, of up to 12,500,000 shares of preferred stock, par value $1.00 per share. Our Charter also authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into one or more classes or series of preferred stock. Before authorizing the issuance of a new class or series of preferred stock, our board of directors must, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of our stock, fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series.

These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any shares of our stock are listed or traded. Therefore, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or other distributions or rights upon liquidation or the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Provisions of Maryland Law and of Our Charter and Bylaws

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

Because our board of directors determined that it is important for us to continue to qualify as a REIT, our Charter restricts, subject to certain exceptions, the number of shares that a person may own. These restrictions are designed to safeguard us against an inadvertent loss of REIT status—they terminate in the event the board of directors determines that it is not in our best interest to qualify as a REIT.

Pursuant to our Charter, (i) any stockholder who beneficially owned (as determined pursuant to the Charter) a total amount or value in excess of 9.9% of our capital stock on June 14, 2005 was prohibited from beneficially owning in excess of a total amount or value of our capital stock that may cause us to violate such provisions of the Code relating to REITs, and (ii) any other person was restricted from beneficially owning a total amount or value of 9.9% or more of any class or series of common stock and preferred stock of our company, which we refer to as the “ownership limit” or the “ownership limitation.” Pursuant to the attribution rules under the Code, Fredric H. Gould, vice-chairman of our board of directors, is our only stockholder that beneficially owned in excess of 9.9% of our capital stock on June 14, 2005. Therefore, except as limited by the Code and the rules and regulations promulgated thereunder, or as our board of directors may otherwise require, Mr. Gould is the only person currently permitted to own and acquire shares of our capital stock, directly or indirectly, in excess of 9.9% of total amount or value. Our board of directors has exempted from the 9.9% ownership limit the ownership by Mr. Gould’s direct and indirect heirs of shares of our stock that they inherit from him, subject to the same conditions and limitations as apply to Mr. Gould.

The stock ownership rules under the Code are complex and may cause the outstanding shares of capital stock owned by a group of related individuals or entities to be deemed to be beneficially owned by one individual or entity. Specific attribution rules apply in determining whether an individual or entity owns any class or series of common stock or preferred stock of our company. Under these rules, any shares owned by a corporation, partnership, estate or trust are deemed to be owned proportionately by such entities’ stockholders, partners, or beneficiaries. Furthermore, an individual stockholder is deemed to own any shares that are owned, directly or indirectly, by that stockholder’s brothers and sisters, spouse, parents or other ancestors, and children or other descendants. In addition, a stockholder is deemed to own any shares that he can acquire by exercising options.

As a result of these attribution rules, even though a stockholder may own less than 9.9% of a class of outstanding shares, that individual or entity may be deemed to beneficially own 9.9% or more of the class of outstanding stock, which would subject the individual or entity to the ownership limitations contained in our Charter. Our Charter provides that any attempt to acquire or transfer shares of common stock or preferred stock and any resulting transfer thereof which would result in a stockholder owning an amount that equals or exceeds the ownership limit without the consent of the board of directors shall be null and void.

In the event that the board of directors or its designees determines in good faith that a prohibited transfer has taken place or is intended, the board or its designee is authorized to take any action it deems advisable to void or to prevent the transfer. These actions include, among other things, refusing to give effect to the transfer on the books of our company, instituting legal proceedings to enjoin the transfer, redeeming the shares purported to be transferred for an amount which may be less than the price the stockholder paid for such shares, and transferring the shares by operation of law to a charitable trust. In the event the shares are transferred to a charitable trust, any dividends on such shares shall inure to such charitable trust and the trustee of such charitable trust shall be entitled to all voting rights with respect to such shares.

Our board of directors may increase or decrease the ownership limits, provided (1) any decrease may, with specified exceptions, only be made prospectively to subsequent holders and (2) any increase may only be made if, after giving effect to the increase, five or fewer beneficial stockholders could not beneficially own in the aggregate more than 49% of the outstanding shares. Prior to modification of the ownership limit, our board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT. In addition, our board of directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel that such exemption will not result in our being “closely held” or such other evidence as our board of directors may require, may exempt a person from the ownership limits on such conditions as our board of directors deems necessary in its sole discretion.

Neither the ownership restrictions described above, nor the ownership limit will be removed automatically even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as described above, any change in the ownership restrictions would require an amendment to our Charter. Amendments to our Charter generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon. In addition to preserving our status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of our company without the approval of our board of directors.

The ownership limit could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for the common shares or otherwise be in the best interest of our stockholders.

Classification of Our Board of Directors, Vacancies and Removal of Directors

Our Charter provides that our board of directors is divided into three classes. Directors of each class serve for terms ending at the third annual meeting of our stockholders and upon their successors being elected and qualifying, with the terms of each class beginning in different years.

At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting are elected for a term ending at the third annual meeting of our stockholders and upon their successors being elected and qualifying, and the directors in the other two classes continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

Our Bylaws provide that any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Our Charter provides that our stockholders may only remove an incumbent director for cause, at a meeting of the stockholders duly called and at which a quorum is present, upon an affirmative vote of the majority of all of the outstanding shares entitled to vote thereon.

Indemnification

Under our Charter, we would be required to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity; and

•	any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise, and only if he or she is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity.

The Charter allows us, with the approval of our board of directors, to indemnify our employees, as well as directors and officers of our predecessors, subject to the same limitations set forth in the immediately preceding paragraph.

Under the MGCL and the Charter, we must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property, or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

We may not indemnify a director or officer in a suit (i) by or on our behalf in which the director or officer was adjudged liable to the corporation or (ii) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Limitation of Liability

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

Pursuant to Article IX of our Charter, we have expressly elected not to be subject to, or governed by, the MGCL’s requirements for “business combinations” between a Maryland corporation and “interested stockholders.”

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote (excluding all interested shares) must vote in favor of granting the “control shares” voting rights. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power of at least 10% of the voting power in electing directors.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), that person may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If that person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of the last control share acquisition by the acquiring person or, if any meeting is held at which stockholders considered and did not approve voting rights of the control shares, as of the date of such meeting.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to cause us to redeem your stock for fair value. Under the MGCL, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

Article II, Section 12 of our Bylaws exempts any acquisition by Gould Investors L.P. of our equity securities from the provisions of the control share acquisition statute. This section of our Bylaws may not be amended or repealed without the written consent of Gould Investors L.P. or approval of the holders of at least two-thirds of the outstanding shares of our capital stock.

The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

●	a classified board;
●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the board of directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

●	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our Charter and our Bylaws unrelated to Subtitle 8, we already have a classified board.

Amendments to Our Charter

Our Charter and the MGCL provide that approval of routine matters required by the MGCL to be approved by our stockholders requires approval of a majority of the votes cast on the matter, and approval of our dissolution, merger, consolidation, share exchange or conversion, or amendments to our Charter that require approval by our stockholders, require the affirmative vote of a majority of the votes entitled to be cast on the matter.

Amendment to Our Bylaws

Our board of directors has the power to alter, modify or repeal any of our Bylaws and to make new Bylaws, except that our board may not alter, modify or repeal (1) any Bylaws made by stockholders; and (2) Section 12 of Article II of our Bylaws governing the Gould Investors L.P. exemption from the control share acquisition statute.

In addition, our stockholders have the power to alter, modify or repeal any of our Bylaws and to make new Bylaws by majority vote; however, the vote of at least two-thirds of the holders of our outstanding shares of capital stock is needed to amend or repeal the Gould Investors L.P. exemption from the control share acquisition statute, as discussed above under “Maryland Control Share Acquisition Act.”

Advance Notice of Director Nominations and New Business

The Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the Bylaws. Stockholders generally must provide notice to our Corporate Secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date that our proxy statement is released to the stockholders for the preceding year’s annual meeting of stockholders.

Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors, (2) by a stockholder that requested, in accordance with the procedures set forth in the Bylaws, that a special meeting be called for the purpose of electing directors, or (3) if the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by our board of directors for purposes of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws.  Stockholders generally must provide notice to our Corporate Secretary not earlier than the 120th day before such special meeting or later than the close of business on the 90th day before the special meeting or if later, the tenth day after the first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by the Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates, and any proposed nominee.

Exclusive Forum

The Bylaws provide that, unless we otherwise agree, (a) any derivative action or proceeding(other than actions arising under federal securities laws), (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees pursuant to the MGCL, the Charter or the Bylaws, (d) claims governed by the internal affairs doctrine, and (e) any Internal Corporate Claim, as such term is defined in the MGCL, must be brought in the Circuit Court for Baltimore City, Maryland, or the Supreme Court of Nassau County, New York (or, if neither such court has jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, or the United States District Court for the Eastern District of New York). These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.